Exhibit 10.24.1

Dear Participant:

I am pleased to provide you with the details of your Atkore International, Inc. Fiscal Year 2015 Annual Incentive Plan, which started on September 27, 2014 and will end on September 25, 2015. Your target incentive opportunity under this plan is equivalent to [●]% of your annual base salary as of August 1, 2015.

As you can see, we have revised the FY 2015 to incorporate financial factors that are more unique to your business unit, sub business unit, plant or sales region, as outlined below. The financial factors have improved the line of sight and your control over the results and how you will be paid.

Financial Factor 1: 75% Weight	80%	Target	125%
Atkore International Economic EBITDA (MM USD)	120.0	150.0	187.5
Atkore International Economic EBITDA Payout Percentage	50%	100%	200%

Financial Factor 2: 25% Weight	105%	Target	92%
Atkore International Working Capital Days	72.1	68.7	63.2
Atkore International Working Capital Days Payout Percentage	50%	100%	200%

Note: The financial targets presented are determined based on the FY 2015 budget.

Your year-end Financial Factor attainment will then be multiplied by the Personal Performance Factor to determine your year-end payout. Please note, there is no maximum payout cap for this program.

FY 2015 Financial Factor Attainment	X	Personal Performance Factor	=	FY 2015 Year-End Payout
0 - 200%

As we continue to work towards meeting our business objectives in fiscal 2015, we encourage you to meet with your manager throughout the year to discuss your impact on the financial measurement targets.

Thank you for your contributions and dedication. I look forward to working with you to drive our performance and exceed our business goals. If you have any questions about the plan or your financial measures, please contact your manager or Human Resources representative.

Sincerely,

Kevin Fitzpatrick

Vice President, Global Human Resources